Exhibit 11.1

Computation of Earnings Per Share

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three months ended March 31, 2004 and 2003, included in this report as Exhibit 13.3

Earnings Per Share

Net Income /

Weighted average shares of common stock outstanding for the period

	Three months ended March 31,
	2004	2003
Weighted Average Shares Outstanding	1,528,443	1,538,443
Net Income	658,740	619,471
Per Share Amount	.43	.40

No common stock equivalents exist.

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